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                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                       WORLDWIDE DEDICATED SERVICES, INC.,

                          ROLLINS TRUCK LEASING CORP.,

                             ROLLINS LOGISTICS INC.,

                   ROLLINS DEDICATED CARRIAGE SERVICES, INC.,

                                       AND

                      ROLLINS TRANSPORTATION SYSTEMS, INC.




                             AS OF NOVEMBER 12, 1999




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                                TABLE OF CONTENTS



ARTICLE I        PURCHASE AND SALE.............................................2

   Section 1.1   Purchase and Sale.............................................2
   Section 1.2   Assets........................................................3
   Section 1.3   Excluded Assets...............................................5
   Section 1.4   Assumption of Assumed Liabilities.............................5
   Section 1.5   Excluded Liabilities..........................................6
   Section 1.6   Purchase Price................................................7
   Section 1.7   Payment of Purchase Price.....................................7
   Section 1.8   Target Working Capital........................................8
   Section 1.9   Adjustment of Purchase Price..................................8
   Section 1.10  Closing......................................................10
   Section 1.11  Deliveries by Seller.........................................11
   Section 1.12  Deliveries by Buyer..........................................11

ARTICLE II       RELATED MATTERS..............................................12

   Section 2.1   Use of Seller's Name and Logos...............................12
   Section 2.2   No Ongoing or Transition Services............................13

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF SELLER.....................13

   Section 3.1   Organization.................................................13
   Section 3.2   Authorization................................................14
   Section 3.3   Consents and Approvals; No Violations........................15
   Section 3.4   Financial Statements.........................................16
   Section 3.5   Absence of Material Adverse Effect...........................16
   Section 3.6   Title, Ownership and Related Matters.........................18
   Section 3.7   Intellectual Property........................................19
   Section 3.8   Computer Software............................................19
   Section 3.9   Year 2000 Compliance.........................................19
   Section 3.10  Litigation...................................................20
   Section 3.11  Compliance with Applicable Law...............................20
   Section 3.12  Certain Contracts and Arrangements...........................20
   Section 3.13  Employee Benefit Plans; ERISA................................21
   Section 3.14  Labor Matters................................................22
   Section 3.15  Taxes........................................................22
   Section 3.16  Environmental................................................24


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   Section 3.17  Officers; Bank Accounts......................................25
   Section 3.18  Certain Fees.................................................25

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF BUYER......................25

   Section 4.1   Organization and Authority of Buyer..........................25
   Section 4.2   Consents and Approvals; No Violations........................26
   Section 4.3   Litigation...................................................26
   Section 4.4   Certain Fees.................................................27

ARTICLE V        COVENANTS....................................................27

   Section 5.1   Conduct of Seller's Business.................................27
   Section 5.2   Access to Information........................................28
   Section 5.3   Consents.....................................................29
   Section 5.4   Reasonable Best Efforts......................................29
   Section 5.5   Public Announcements.........................................29
   Section 5.6   Covenant to Satisfy Conditions...............................30
   Section 5.7   Employees; Employee Benefits.................................30
   Section 5.8   Supplemental Disclosure......................................31
   Section 5.9   Investigation by Buyer.......................................32
   Section 5.10  Additional Actions...........................................32
   Section 5.11  Parent Guarantee.............................................33

ARTICLE VI       CONDITIONS TO OBLIGATIONS OF THE PARTIES.....................33

   Section 6.1   Conditions to Each Party's Obligation........................33
   Section 6.2   Conditions to Obligations of Seller..........................34
   Section 6.3   Conditions to Obligations of Buyer...........................35

ARTICLE VII      TERMINATION..................................................35

   Section 7.1   Termination..................................................35
   Section 7.2   Procedure and Effect of Termination..........................37

ARTICLE VIII     SURVIVAL OF REPRESENTATIONS..................................38

   Section 8.1   Survival of Representations, Warranties and Agreements.......38

ARTICLE IX       INDEMNIFICATION..............................................39

   Section 9.1   Indemnification Obligations of Seller........................39
   Section 9.2   Indemnification Procedure....................................39

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ARTICLE X        MISCELLANEOUS................................................41

   Section 10.1  Fees and Expenses............................................42
   Section 10.2  Further Assurances...........................................42
   Section 10.3  Notices......................................................42
   Section 10.4  Severability.................................................44
   Section 10.5  Binding Effect; Assignment...................................45
   Section 10.6  No Third Party Beneficiaries.................................45
   Section 10.7  Interpretation...............................................46
   Section 10.8  Jurisdiction and Consent to Service..........................46
   Section 10.9  Entire Agreement.............................................46
   Section 10.10 Governing Law................................................47
   Section 10.11 Specific Performance.........................................47
   Section 10.12 Counterparts.................................................47
   Section 10.13 Amendment, Modification and Waiver...........................47
   Section 10.14 Knowledge....................................................48
   Section 10.15 Schedules and Exhibits.......................................48
   Section 10.16 Arbitration..................................................48

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                                  DEFINED TERMS

Term                                                                  Section
----                                                                  -------
Acceptance Notice.......................................................1.9(c)
Acquisition...........................................................Preamble
Affiliate..............................................................10.7(c)
Agreement.............................................................Preamble
Allocation................................................................1.13
Assets.....................................................................1.1
Assumed Contracts.......................................................1.2(e)
Assumed Liabilities........................................................1.4

Buyer.................................................................Preamble
Buyer Auditor...........................................................1.9(b)
Buyer Indemnified Parties..................................................9.1
Buyer Losses...............................................................9.1

Closing....................................................................1.1
Closing Date..............................................................1.10
Closing Date Working Capital............................................1.9(a)
Confidentiality Agreement ..............................................5.2(b)
Contracts.................................................................3.12

Dedicated.............................................................Preamble

employee benefit plan...................................................5.7(a)
employee welfare benefit plan...........................................5.7(a)
Environmental Claims...................................................3.16(b)
Environmental Laws.....................................................3.16(b)
ERISA..................................................................3.13(a)
Excluded Assets............................................................1.3
Excluded Liabilities.......................................................1.5

Final Balance Sheet.....................................................1.9(c)
Final Working Capital Statement.........................................1.9(c)
Financial Statements.......................................................3.4

GAAP....................................................................1.9(b)

Hazardous Materials....................................................3.16(b)
HSR Act....................................................................3.3

Indemnified Claims ........................................................1.5
Intellectual Property...................................................3.7(a)

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Interim Balance Sheet...................................................1.9(b)
IRS....................................................................3.13(b)

Leased Real Property.................................................3.6(a)(i)
Litigation Claims.........................................................3.10
Logistics.............................................................Preamble

Money Rates.............................................................1.7(b)

Objection Notice........................................................1.9(c)

Parent................................................................Preamble
Person.................................................................10.7(b)
Plans..................................................................3.13(a)
Preliminary Balance Sheet...............................................1.9(b)
Preliminary Working Capital Statement...................................1.9(b)
Purchase Price.............................................................1.6

Retained Employees......................................................1.3(g)
Rollins.................................................................1.3(c)

Seller or Sellers.....................................................Preamble
Seller Auditor..........................................................1.9(b)
Seller Benefit Plans...................................................3.13(c)
Seller Material Adverse Effect..........................................3.1(b)
Seller Tradenames and Logos................................................2.1
Staffing Services Agreement.............................................6.2(d)

Target Working Capital.....................................................1.8
Taxes...............................................................3.15(c)(i)
Tax Return.........................................................3.15(c)(ii)
To the Knowledge of Buyer................................................10.14
To the Knowledge of Sellers..............................................10.14
Transferred Employees...................................................1.2(l)
Transition Agreement....................................................6.2(e)
Transportation........................................................Preamble

Unrelated Accounting Firm...............................................1.9(c)

VEBA Audit..............................................................1.5(b)

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                                    SCHEDULES


Schedule 1.2(f)                          Leases
Schedule 1.2(l)                          Transferred Employees
Schedule 1.3(a)                          Permits/Licenses
Schedule 3.1                             Foreign Qualifications
Schedule 3.3                             Consents
Schedule 3.5                             Absence of Change
Schedule 3.6(a)(i)                       Leased Real Property
Schedule 3.6(a)(iii)                     Condemnation/Appropriation
                                             Proceedings
Schedule 3.6(b)                          Necessary Assets
Schedule 3.7                             Intellectual Property
Schedule 3.10                            Litigation
Schedule 3.12                            Contracts
Schedule 3.12(i)                         Material Default Notices
Schedule 3.13                            Employee Benefits
Schedule 3.14                            Labor Matters
Schedule 3.15                            Taxes
Schedule 3.16(a)                         Environmental Permits/Licenses
Schedule 3.16(b)                         Environmental Notices
Schedule 3.17                            Officers; Bank Accounts
Schedule 3.20                            Bank Accounts
Schedule 5.10                            Additional Actions


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                                    EXHIBITS

Exhibit                                                              Number
-------                                                              ------

Current Assets and Liabilities                                       1.9(a)

Accounting Principles                                                1.9(b)

Staffing Services Agreement                                          6.2(d)



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                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of November 12, 1999 (this "Agreement"), is made and entered into by and between Worldwide Dedicated Services, Inc., a Delaware corporation ("Buyer"); Rollins Truck Leasing Corp., a Delaware corporation ("Parent"); Rollins Logistics, Inc., a Delaware corporation ("Logistics"), Rollins Dedicated Carriage Services, Inc., a Delaware corporation ("Dedicated") and Rollins Transportation Systems, Inc., ("Transportation" and together with Logistics and Dedicated hereinafter, individually occasionally referred to as the "Sellers" and collectively referred to as "Seller").

                              W I T N E S S E T H:

     WHEREAS, Buyer and Seller desire to enter into this Agreement pursuant to which Seller proposes to sell to Buyer, and Buyer proposes to purchase from Seller, the assets used or held for use by Seller in the conduct of its business, and Buyer proposes to assume certain of the liabilities and obligations of Seller (the "Acquisition"); and

     WHEREAS, Seller and Buyer desire to make certain representations, warranties and agreements in connection with the Acquisition.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE


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     Section 1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the closing provided for in Section 1.10 hereof (the "Closing") and except as otherwise specifically provided in this Article 1, Seller shall grant, convey, sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all right, title and interest of Seller in and to (a) the business of Seller as a going concern and (b) except for the Excluded Assets (as hereinafter defined), all of the assets, properties and rights of Seller of every kind and description, tangible and intangible, wherever situated (which business, assets, properties and rights are hereinafter collectively referred to as the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Assumed Liabilities (as hereinafter defined).

     Section 1.2 Assets. Except as otherwise expressly set forth in Section 1.3 hereof, the Assets shall include, without limitation, the following assets, properties and rights of Seller as of the Closing Date (as hereinafter defined):

     (a) all accounts receivable and notes receivable;

     (b) all deposits, advances, prepaid expenses and credits;

     (c) all inventories, including finished products, work-in-process, raw materials, spare parts, stores and supplies, office supplies and other inventory items;

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     (d) all machinery, equipment, business machines, computer hardware, vehicles, furniture, fixtures, tools, parts and other tangible property not normally included in the inventory used in Seller's business, whether or not carried on the books of Seller;

     (e) except as otherwise set forth in Section 1.3(d), all right, title and interest of Seller in all contracts (written or oral), agreements or other instruments, including, without limitation, contracts with customers and suppliers and all leases of personal property (the "Assumed Contracts");

     (f) except as otherwise set forth on Schedule 1.2(f), all leaseholds, leasehold improvements and other rights relating thereto;

     (g) all goodwill, patents, copyrights, methods, know-how, software, technical documentation, trade secrets, trademarks, trade names and general intangible (and all rights thereto and applications therefor);

     (h) except for the Indemnified Claims (as hereinafter defined), all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

     (i) all guarantees, warranties, indemnities and similar rights in favor of Seller;

     (j) all governmental permits, licenses or similar rights relating to the business of Seller, other than those set forth on Schedule 1.3(a);

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     (k) all information, files, correspondence, records, data, plans, contracts and recorded knowledge, including customer and supplier lists and all accounting or other books and records of Seller;

     (l) those employees of Seller listed on Schedule 1.2(l) who will be offered employment by Buyer on the Closing Date (the "Transferred Employees");

     (m) all other tangible and intangible assets of any kind or description, wherever located, that are carried on the books of Seller or which are owned by Seller; and

     (n) all cash, cash equivalents, marketable securities and bank accounts.

     Section 1.3 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of Seller (collectively, the "Excluded Assets"):

     (a) any governmental permit, license or similar right that by its terms is not transferable to Buyer, which permits, licenses and similar rights are set forth on Schedule 1.3(a);

     (b) minute books and stock ledger records of Seller;

     (c) all rights to the use of the name "Rollins" and all derivatives thereof;

     (d) the rights that accrue to Seller under this Agreement;

     (e) the rights to any federal, state, local or foreign income tax refunds;

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     (f) all insurance policies of Seller or acquired or assumed by Seller prior to the Closing Date pertaining to Seller's business and all rights of Seller of every nature and description under or arising out of such insurance policies;
and

     (g) those employees of Seller other than those listed on Schedule 1.2(l) (the "Retained Employees").

     Section 1.4 Assumption of Assumed Liabilities. Except to the extent specified in Section 1.5, Buyer shall, in connection with the transactions contemplated hereby, assume and agree to pay, discharge or perform, as appropriate, all liabilities and obligations of Seller accrued as of the Closing Date and all liabilities and obligations arising from Seller's operations prior to the Closing Date (the "Assumed Liabilities").

     Section 1.5 Excluded Liabilities. The Assumed Liabilities shall not include, and in no event shall Buyer assume, agree to pay, discharge or perform or incur any liability or obligation under this Agreement or otherwise become responsible in respect of, the following (the "Excluded Liabilities"):

     (a) the Indemnified Claims (as hereinafter defined);

     (b) the items identified on Schedule 1.5(b);

     (c) any liability or obligation for Taxes (as hereinafter defined);

     (d) any liability or obligation under any collective bargaining agreement or otherwise relating to the Retained Employees;

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     (e) any liability or obligation to Parent or any of its Affiliates (as hereinafter defined), including intercompany debt for borrowed money, other than those obligations specified on Schedule 1.5(e); and

     (f) any debt for borrowed money to a third party.

     For purposes of this Agreement, the "Indemnified Claims" shall mean those Litigation Claims marked with an asterisk on Schedule 3.10 and any claim of the type described below brought against Seller (or Buyer as the successor to Seller) after the date hereof to the extent based on an occurrence in connection with Seller's operations prior to the Closing Date: workers' compensation, vehicle accident or other personal injury or property damage claims normally covered under a general liability insurance policy, and employee compensation and benefits (other than employee compensation and benefits accrued as a liability on the Final Closing Balance Sheet and reflected in the calculation of the Closing Date Working Capital).

     Section 1.6 Purchase Price. Subject to adjustment as provided in Section 1.7(b), the Purchase Price for the Assets will be an amount equal to $67,220,000 plus the assumption by Buyer of the Assumed Liabilities (such amount as adjusted is hereafter referred to as the "Purchase Price"). The Purchase Price shall be payable as provided in Section 1.7(a) and (c), together with any necessary post-closing adjustments as provided in Section 1.7(b).

     Section 1.7 Payment of Purchase Price.

     (a) At the Closing, Buyer shall deliver or cause to be delivered to Seller the Purchase Price (prior to the adjustment contemplated by Section 1.7(b) hereof).

     (b) Within five business days after the determination of the Final Working Capital Statement (as hereinafter defined) in accordance with Section 1.9 hereof, (i) if the amount of the Closing Date Working Capital (as hereinafter defined) calculated in accordance with


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Section 1.9 is less than 97% of the Target Working Capital (as hereinafter defined), then Seller shall pay to Buyer an amount equal to the difference between 97% of the Target Working Capital and the Closing Date Working Capital plus interest or (ii) if the amount of the Closing Date Working Capital calculated in accordance with Section 1.9 is greater than 103% of the Target Working Capital, Buyer shall pay to Seller an amount equal to the difference between 103% of the Target Working Capital and the Closing Date Working Capital plus interest. Any payment required under this Section 1.7(b) shall include interest on the amount of that payment at the prime rate of interest (as published in the "Money Rates" table of The Wall Street Journal on the Closing
Date) beginning on the Closing Date (as hereinafter defined) and ending on the date of any such payment.

     (c) All payments required under this Section 1.7 shall be made in cash by wire transfer of immediately available federal funds to such bank account(s) as shall be designated in writing by the recipient at least three days prior to the Closing or promptly upon the determination of the Final Balance Sheet (as hereinafter defined), as the case may be.

     Section 1.8 Target Working Capital. "Target Working Capital" shall equal $7,031,594.

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     Section 1.9 Adjustment of Purchase Price.

     (a) For purposes of this Agreement, the "Closing Date Working Capital" shall mean the consolidated book value of those categories of current assets of Seller listed on Exhibit 1.9(a) less the consolidated book value of those categories of current liabilities of Seller listed on Exhibit 1.9(a), in each case as reflected on the Final Balance Sheet.

     (b) Promptly following the Closing, Seller shall prepare (i) a balance sheet reflecting the Assets and the Assumed Liabilities as of the close of business on the Closing Date (the "Preliminary Balance Sheet"), in accordance with generally accepted accounting principles ("GAAP") on a basis consistent with the unaudited consolidated balance sheet of Seller as of September 30, 1999 (the "Interim Balance Sheet"), which principles are set forth on Exhibit 1.9(b), and (ii) a calculation of the Closing Date Working Capital based on the Preliminary Balance Sheet (the "Preliminary Working Capital Statement"). Seller shall engage, and be responsible for the fees and expenses of, KPMG Peat Marwick LLP (the "Seller Auditor") to audit the Preliminary Balance Sheet and the Preliminary Working Capital Statement and shall use all commercially reasonable efforts to deliver to Buyer a final draft of the Preliminary Balance Sheet and the Preliminary Working Capital Statement within 60 days after the Closing Date, together with a final report of the Seller Auditor thereon stating that the audit of the Preliminary Working Capital Statement has been made in accordance with GAAP on a basis consistent with the Interim Balance Sheet. Representatives of Buyer shall have the opportunity to observe the taking of the inventory of Seller in connection with the preparation of the Preliminary Balance Sheet, and to examine the work


                                      -9-

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papers, schedules and other documents prepared by Seller in connection with the preparation of the Preliminary Balance Sheet and the Preliminary Working Capital Statement. Seller shall use all commercially reasonable efforts to cause the Seller Auditor to permit Buyer and its accounting firm (the "Buyer Auditor") to examine the Seller Auditor's work papers used in connection with its audit of the Preliminary Balance Sheet and the Preliminary Working Capital Statement. Buyer shall be responsible for the fees and expenses of the Buyer Auditor.

     (c) If Buyer objects to the Preliminary Balance Sheet and the Preliminary Working Capital Statement, Buyer shall deliver to Seller a written notice of objection (an "Objection Notice") within 15 days following the delivery thereof. If Buyer has no objection to the Preliminary Balance Sheet and the Preliminary Working Capital Statement, Buyer shall promptly deliver to Seller a written notice of acceptance (an "Acceptance Notice"). The Preliminary Balance Sheet and the Preliminary Working Capital Statement shall be final and binding on the parties if an Acceptance Notice is delivered or if no Objection Notice is delivered to Seller within such 15-day period. Any payment or portion of any payment required under Section 1.7 not subject to an Objection Notice, shall be paid within five business days following the delivery of an Objection Notice. Any Objection Notice shall specify in reasonable detail the items on the Preliminary Balance Sheet and the Preliminary Working Capital Statement disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of Buyer which forms the basis thereof, as well as the amount in dispute. If an Objection Notice is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 15 days after an Objection Notice has been given, any unresolved disputed items


                                      -10-

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shall be promptly referred to an independent accounting firm designated by agreement of Seller and Buyer (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to resolve disputed issues in accordance with the terms of this Agreement and render a written report on the unresolved disputed issues with respect to the Preliminary Balance Sheet and the Preliminary Working Capital Statement as promptly as practicable and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. The Preliminary Balance Sheet and the Preliminary Working Capital Statement as finally determined pursuant to this Section 1.9(c) is referred to herein, respectively, as the "Final Balance Sheet" and the "Final Working Capital Statement".

     Section 1.10 Closing. (a) The Closing of the transactions contemplated by this Agreement shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia. If all of the conditions to Closing set forth in
Article VI hereof have been satisfied or waived prior to such time, the Closing shall take place at 12:01 a.m. Eastern Time on January 1, 2000. If the Closing does not occur at such time, the Closing shall take place (assuming satisfaction or waiver of all conditions to Closing) at 11:59 p.m. Eastern Time on January 31, 2000, or at such other time as the parties mutually agree. The date of the Closing is sometimes referred to herein as the "Closing Date".



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     Section 1.11 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

     (a) The Transition Agreement (as hereinafter defined), executed by Seller or its Affiliate;

     (b) The Staffing Services Agreement executed by Seller or its Affiliate;

     (c) Bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to Buyer all of Seller's right, title and interest in and to the Assets together with possession of the Assets;

     (d) Documents evidencing the assignment and assumption of the Assumed Contracts and the Assumed Liabilities and the assignment of any assignable permits and licenses; and

     (e) All other documents, instruments and writings required by Buyer to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

     Section 1.12 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:

     (a) The Purchase Price in accordance with Section 1.7 hereof;

     (b) The Transition Agreement, executed by Buyer or its Affiliate;

     (c) The Staffing Services Agreement, executed by Buyer or its Affiliate;



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     (d) Documents evidencing the assignment and assumption of the Assumed
Contracts and the Assumed Liabilities and the assignment of any assignable permits and licenses; and

     (e) All other documents, instruments and writings required by Seller to be delivered by the buyer at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

     Section 1.13 Allocation of Purchase Price. Seller and Buyer will use their reasonable best efforts to agree on the allocation of the Assets (the "Allocation") and will use the Allocation in reporting the deemed purchase and sale of the Assets for federal and state income tax purposes. If the parties are unable to agree upon the Allocation within 90 days before the due date of filing any Tax Return (as hereinafter defined) for which the Allocation is relevant, the Allocation shall be made by an independent accountant selected by the parties.

                                   ARTICLE II

                                 RELATED MATTERS

     Section 2.1 Use of Seller's Name and Logos. It is expressly agreed that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in the names "Rollins" or "Rollins Logistics", or any tradenames, trademarks, identifying logos or service marks related thereto or employing any part or variation of any of the foregoing or any confusingly similar tradename, trademark or logo (collectively, the "Seller Tradenames and Logos"). Buyer agrees that




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neither it nor any of its Affiliates (as hereinafter defined) shall make any use of the Seller Tradenames and Logos from and after the Closing Date; provided, however, that Seller (or its Affiliate) shall grant Buyer a ninety (90) day license for use of the Rollins Logistics logo in order for Buyer to undertake the deletion or removal of the Rollins Logistics logo in a practical manner.

     Section 2.2 No Ongoing or Transition Services. Except as provided in the Transition Agreement, at the Closing, all data processing, accounting, insurance, banking, personnel, legal, communications, fuel procurement and other services provided to Seller by any Affiliate of Seller, including any agreements or understandings (written or oral) with respect thereto, will terminate.

     Section 2.3 Distributions. The parties agree that Seller shall have the right, at or prior to the Closing, to cause Seller to distribute all cash held by Seller to its Affiliates, by one or more cash dividends, repurchase of existing stock and/or other distributions. Except as provided in Section 1.9(b), no adjustment shall be made to the Purchase Price as a result of any such dividends, repurchases or other distributions paid to Seller or its Affiliates.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     Section 3.1 Organization.

     (a) Each of the Sellers is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own,




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




lease and operate its properties and assets and to carry on its operations as now being conducted. Each of the Sellers is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property or assets owned, leased or operated by each of the Sellers or the nature of the business conducted by each of the Sellers makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Seller Material Adverse Effect (as hereinafter defined). Schedule 3.1 sets forth a list of all jurisdictions where each of the Sellers is qualified to do business. Seller has heretofore made available to Buyer complete and correct copies of the certificate of incorporation and by-laws of each of the Sellers, as currently in effect.

     (b) As used herein, a "Seller Material Adverse Effect" shall mean any event, change or effect that has occurred which has a material adverse effect upon the financial condition, operating results or business of Seller; provided, however, that Seller Material Adverse Effect shall not include any event, change in or effect upon the financial condition or business of Seller, directly or indirectly, arising out of, attributable to or as a consequence of: (a) conditions, events or circumstances generally affecting the vehicle leasing industry or the overall economy; or (b) the public announcement of either the execution of this Agreement or the transactions contemplated hereunder.

     Section 3.2 Authorization. Each of the Sellers has the corporate power and authority to execute and deliver this Agreement and perform its respective obligations hereunder. The execution and delivery of this Agreement and the performance by each of the Sellers of its respective covenants and agreements hereunder has been duly and validly authorized by the Boards of Directors and shareholders of each Seller and the Board of Directors of Rollins Truck Leasing Corp., and no other corporate proceedings on the part of Seller or its Affiliates is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions so contemplated. This Agreement has been duly executed and delivered by each of the Sellers and constitutes a valid and binding agreement of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 3.3 Consents and Approvals; No Violations. Except as set forth on
Schedule 3.3 and for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of any of the Sellers; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which any of the Sellers is a party or by which any of the Sellers or any of their respective assets may be bound; or (d) violate any order, injunction, decree, statute, rule or regulation applicable to any of the Sellers, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not have Seller Material Adverse Effect and would not adversely affect the ability of any of the Sellers to consummate the transactions contemplated by this Agreement, or
(ii) which become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer.

     Section 3.4 Financial Statements. Seller has made available to Buyer: (i) the unaudited consolidated balance sheets of Seller as of September 30, 1997 and 1998 and the unaudited consolidated statements of income and cash flows thereof for the respective fiscal years then ended, including the notes thereto; and
(ii) the unaudited consolidated balance sheet of Seller as of September 30, 1999 and the unaudited consolidated statements of income and cash flows thereof for the six month period then ended, including the notes thereto. All of the foregoing financial statements are hereinafter collectively referred to as the "Financial Statements." Except as disclosed in the Financial Statements, the Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and present fairly, in all material respects, the financial position and results of operations of Seller as of the dates and for the applicable periods indicated, in each case in conformity with GAAP.

     Section 3.5 Absence of Material Adverse Effect. Except as set forth on
Schedule 3.5, since September 30, 1999, Seller has:

     (a) conducted its business in the ordinary course;

     (b) not sold any asset at a price of more than $100,000 other than in the ordinary course of business;

     (c) maintained accounts receivable, inventory, accounts payable and other working capital accounts in a manner consistent with normal business practices;

     (d) not written up or down the value of any inventory or determined as collectible any notes or accounts receivable that were previously considered to be uncollectible, except for write-ups or write-downs and other determinations in accordance with GAAP and in the ordinary course of business and consistent with past practice;

     (e) not pledged or permitted the imposition of any lien on any of its assets;

     (f) not suffered any change in its financial condition, operating results or business or suffered any other event or condition of any character which individually or in the aggregate has had a Seller Material Adverse Effect;

     (g) not suffered any damage, destruction or loss of tangible assets, whether or not covered by insurance, in excess of $250,000, in the aggregate;

     (h) not paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in each case in the ordinary course of business;

     (i) not canceled any debts or waived any claims or rights of substantial value, except in each case in the ordinary course of business; and

     (j) not granted any general increase in the compensation payable or to become payable to its officers, directors, consultants or employees (including any such increase pursuant to any bonus, severance, termination, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any officer, director, consultant or employee, except for (i) normal merit and cost of living increases in the ordinary course of business and in accordance with past practice and (ii) severance commitments that are (and shall remain after Closing) the sole responsibility of Seller and its Affiliates.

     Section 3.6 Title, Ownership and Related Matters.

     (a) Real Property.

          (i) Seller does not own any real property. Schedule 3.6(a)(i) sets forth a list of the parcels of real property currently leased by Seller or from which Seller conducts any of its operations (together with all fixtures and improvements thereon, the "Leased Real Property").

          (ii) To the Knowledge of Seller, it has a valid leasehold interest in the Leased Real Property, free and clear of any mortgage, liens, pledges, security interests, claims, restrictions or other encumbrances.

          (iii) To the Knowledge of Seller, the improvements on the Leased Real Property are free from any material structural defects. Except as set forth on Schedule 3.6(a)(iii), to the Knowledge of Seller, there are no condemnation or appropriation or similar proceedings pending or threatened against any of the Leased Real Property or the improvements thereon.

     (b) Necessary Assets. To the Knowledge of Seller, except as set forth in
Schedule 3.6(b), it has good and marketable title to its material assets, free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

     Section 3.7 Intellectual Property.

     (a) To the Knowledge of Seller (as herein defined), the conduct of its business does not infringe upon any intellectual property right of any third party. There are no pending, or to the Knowledge of Seller threatened, proceedings or litigation or other adverse claims by any Person (as hereinafter defined) against the use by Seller of any trademarks, trade names, service marks, service names, logos, assumed names, copyrights, patents or registrations and applications therefor which are owned by Seller and are necessary for the operation of the Seller's business as currently conducted (collectively, the "Intellectual Property"). Schedule 3.7 sets forth a list of all Intellectual Property owned by Seller.

     (b) Seller has valid licenses or other rights to use the Intellectual Property necessary to permit Seller to conduct its operations as currently conducted, except (i) for the Seller Tradenames and Logos and (ii) where the failure to have such ownership, licenses or rights would not have a Seller Material Adverse Effect.

     Section 3.8 Computer Software. Seller has valid licenses or other rights to use all material computer software programs to permit it to conduct its operations as currently conducted, except where the failure to have such ownership, licenses or rights would not have a Seller Material Adverse Effect.

     Section 3.9 Year 2000 Compliance. Seller has provided Buyer true and complete copies of all material reports and analyses obtained by Seller with respect to Year 2000 compliance issues concerning its businesses. Seller's major systems have been modified, tested and certified.

     Section 3.10 Litigation. Schedule 3.10 identifies all claims, actions, suits, proceedings and governmental investigations pending or, to the Knowledge of Seller, threatened against Seller by or before any court, governmental or regulatory authority or by any third party (other than claims, actions, suits, proceedings, and governmental investigations set forth on Schedule 3.16(b) (the "Litigation Claims").

     Section 3.11 Compliance with Applicable Law. To the Knowledge of Seller, it is in compliance in all material respects with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to Seller or its operations and necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party.

     Section 3.12 Certain Contracts and Arrangements. Schedule 3.12 sets forth a list of the following contracts to which each of the Sellers is a party: (a) employment agreements; (b) indentures, mortgages, notes, installment obligations, agreements or other instruments relating to the borrowing of money or the guaranty by each of the Sellers of any obligation for the borrowing of money; (c) real property leases; or (d) contracts with Affiliates; or (e) other agreements, including without limitation, customer contracts, which individually involve the receipt or payment by each of the Sellers after the date hereof of more than $100,000 and are not terminable without liability to each of the Sellers upon 30 days or less prior written notice (together with those contracts, agreements and understandings described in clauses (a), (b), (c) and (d), the "Contracts"). Seller has made available to Buyer copies of all Contracts. To the Knowledge of Seller, all such Contracts are valid, binding and enforceable in accordance with their terms and, to the Knowledge of Seller, neither Seller nor any other party thereto is in material default under any of the aforesaid Contracts. Schedule 3.12(i) sets forth a list of all unresolved material default notices received from or given to third parties pertaining to the Contracts.

     Section 3.13 Employee Benefit Plans; ERISA. Except as set forth on Schedule 3.13:

     (a) There are no "employee benefit plans" (as defined in Section 3.(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained for the benefit of employees of Seller or other employee benefit, bonus or fringe benefit plans maintained for the benefit of the employees of Seller to which, or with respect to which, Seller has a material liability for the payment of benefits or makes material contributions annually (the "Plans").

     (b) Each of the Plans that is subject to ERISA has been administered in compliance in all material respects with ERISA. Each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has a favorable determination letter from the Internal Revenue Service (the "IRS") to the effect that it is so qualified. Except as set forth on Schedule 3.13, none of the Plans is subject to Title IV of ERISA. There are no pending or, to the Knowledge of Seller, threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts which are a part of such Plans.

     (c) Seller has furnished to Buyer a correct, complete and correct copy of each plan, program, policy or arrangement which is set forth in writing and which provides cash or property or other compensation related benefits of any kind or description whatsoever to or on behalf of any current of former employee or director of Seller or any of their dependents and a complete description of any such plain, program, policy or arrangement which is not set forth in writing (collectively, the "Seller Benefit Plans"). A list of each Seller Benefit Plan is set forth on Schedule 3.13.

     Section 3.14 Labor Matters. Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice, the violation of or engagement in which would have a Seller Material Adverse Effect. Except as set forth on Schedule 3.14, there are no controversies pending or, to the Knowledge of the Seller, threatened, between it and any of its employees, which controversies have had or are reasonably likely to have a Seller Material Adverse Effect. Except as set forth on Schedule 3.14, Seller is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Seller. There are no unfair labor practice complaints pending against Seller before the National Labor Relations Board. To the Knowledge of Seller, there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any of its employees.

     Section 3.15 Taxes.

     (a) Seller (i) has timely filed or caused to be filed on a timely basis with the appropriate taxing authorities all material Tax Returns (as hereinafter defined) required to be filed by or with respect to Seller (including the consolidated federal income Tax Returns and any consolidated, combined or unitary state Tax Returns in which the Seller is included), and (ii) has paid or made adequate provision for the payment of all Taxes (as hereinafter defined) shown to be due on such Tax Returns or otherwise due and payable by the Seller. All such Tax Returns are true, correct and complete in all material respects.

     (b) Except as set forth on Schedule 3.15, (i) there are no liens for Taxes with respect to the assets of Seller (except for statutory liens for current taxes not yet delinquent) and no material claims with respect to Taxes are being asserted by any taxing authority in writing; (ii) none of the Tax Returns applicable to Seller are currently being audited or examined by any taxing authority and there is no other action or proceeding currently pending concerning Taxes relating to the Seller; (iii) there is no material unpaid tax deficiency, determination or proposed assessment currently outstanding against Seller or for which the Seller could be jointly or severally liable; (iv) there are no outstanding agreements or waivers extending the statute of limitations relating to the assessment of Taxes applicable to Seller; (v) the Seller is not a party to any agreement that would result, separately or in the aggregate, in the payment of an excess parachute payment pursuant to Section 280G of the Code;
(vi) the Seller is not a member of any partnership or joint venture or the holder of a beneficial interest in any trust (other than a trust that is treated as a grantor trust or otherwise is disregarded as a separate taxable entity for federal income tax purposes); and (vii) to the Seller's Knowledge, there are no proposed reassessments of any of the Assets that will result in a material increase in the amount of Tax to which such Assets will be subject for periods after the Closing Date.

     (c) As used in this Agreement:

          (i) "Taxes" shall mean all taxes, levies, charges or fees including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay-as-you-earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

          (ii) "Tax Return" shall mean any report, return or statement required to be supplied to a taxing authority in connection with Taxes.

     Section 3.16 Environmental. (a) To the Knowledge of Seller, except as set forth on Schedule 3.16(a), Seller possesses, and is in compliance with, all material permits, licenses and government authorizations relating to protection of the environment, pollution control and hazardous materials applicable to Seller;

     (b) To the Knowledge of Seller, except as set forth on Schedule 3.16(b), neither Seller nor any of its Affiliates has received notice from a state or federal governmental authority that Seller is responsible under any applicable federal, state or local law, regulation or ordinance relating to the protection of the environment in effect at the time of this Agreement (the "Environmental Laws") to investigate and/or remediate Hazardous Materials (as hereinafter defined) on property Seller leases or operates on (collectively, the "Environmental Claims"). For purposes of this Agreement, "Hazardous Materials" shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products regulated under Environmental Laws; and

     (c) There are no underground storage tank systems for which Seller is responsible under applicable laws or existing agreements which have not been upgraded or removed in compliance with 40 CFR Part 280 and any other applicable laws.

     Section 3.17 Officers; Bank Accounts. Schedule 3.17 lists each of the officers of Seller and all of the accounts (and signatures thereto) of Seller with any bank, brokerage firm or other financial institution or depository.

     Section 3.18 Certain Fees. Seller will not have any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     Section 4.1 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Buyer of its covenants and agreements hereunder have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions so contemplated. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.2 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the incorporation documents or by-laws of Buyer; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound; or (d) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Seller.

     Section 4.3 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the Knowledge of Buyer (as hereinafter defined), threatened against Buyer, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Buyer's ability to consummate the transactions contemplated hereby.

     Section 4.4 Certain Fees. Except for the engagement of Warburg Dillon Read, neither Buyer nor any of its Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                                    ARTICLE V

                                    COVENANTS

     Section 5.1 Conduct of Seller's Business. Seller agrees that, during the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement, the Schedules or consented to by Buyer in writing, Seller shall:

     (a) to use its reasonable best efforts to conduct its business operations in the ordinary course consistent with past practice;

     (b) to use its reasonable best efforts to (i) maintain and preserve its business operations, (ii) retain the services of its employees, except for attrition of such employees in the ordinary course of business, and (iii) maintain, preserve and retain relationships with its suppliers and customers;

     (c) not to sell or dispose of any material business assets, except in the ordinary course of business;

     (d) not to amend its certificate of incorporation or bylaws;

     (e) not to incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than borrowings in the ordinary course of business consistent with past practice;

     (f) not to change its accounting policies except as required by generally accepted accounting principles; and

     (g) not to make any change in employment terms for any of its employees other than terminations for cause or customary salary increases and adjustments in benefits in the ordinary course of business consistent with past practice, other than severance commitments that are (and still remain) the sole responsibility of Seller and its Affiliates.

     Section 5.2 Access to Information.

     (a) Between the date of this Agreement and the Closing, Seller shall (i) give Buyer and its authorized representatives reasonable access to all its books, records, offices and other facilities and properties and to the Seller Executives (as hereinafter defined); (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request; and (iii) cause its officers to furnish Buyer with such financial and operating data and other information with respect to its business and properties as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the supervision of Seller's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not interfere unreasonably with the business operations of Seller.

     (b) All information concerning Seller furnished or provided by Seller or their Affiliates to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to a confidentiality agreement by and between United Parcel Service of America, Inc. and Rollins Leasing Corporation, dated as of August 24, 1999 (the "Confidentiality Agreement").

     Section 5.3 Consents. (a) Each of Seller and Buyer shall cooperate, and use its reasonable best efforts, to make all filings (including without limitation all filings required under the HSR Act) and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.

     (b) With respect to any agreements for which any required consent or approval is not obtained prior to the Closing, Seller and Buyer shall each use their reasonable best efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained.

     Section 5.4 Reasonable Best Efforts. Each of Seller and Buyer shall cooperate, and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     Section 5.5 Public Announcements. Except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of the party may be required by law. Upon the execution of this Agreement and the Closing, Seller and Buyer will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby.

     Section 5.6 Covenant to Satisfy Conditions. Seller will use its reasonable best efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer will use its reasonable best efforts to ensure that the conditions set forth in
Article VI hereof are satisfied, insofar as such matters are within the control of Buyer. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

     Section 5.7 Employees; Employee Benefits. (a) Buyer shall treat all service completed by a Transferred Employee with Seller or any Affiliate thereof, and any predecessor thereto, the same as service completed with Buyer for all purposes, including waiting periods relating to preexisting conditions under medical plans, vacations, severance pay, eligibility to participate in, vesting or payment of benefits under, and eligibility for early retirement or any subsidized benefit provided for under any employee benefit plan (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained by Buyer on or after the Closing Date except for purposes of computing benefits under the actual benefit formula in a pension plan (as defined in Section 3(2) of ERISA). Prior to the Closing, Seller shall furnish Buyer with a list of the length of service with it or its Affiliates for each of the Transferred Employees. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee welfare benefit plan (including, without limitation, any "employee welfare benefit plan" as defined in Section 3(l) of ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare benefit plan of Seller or any Affiliate shall be credited or recognized under the comparable plan maintained after the Closing Date by Buyer.

     (b) After the Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless Seller and their Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Plans, from and against, any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of
(i) all salaries, bonuses, commissions, vacation entitlements and other benefits accrued by Seller but unpaid as of the Closing, and (ii) any claims of, or damages or penalties sought by, any Transferred Employee, or any governmental entity on behalf of or concerning any Transferred Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, layoff or termination of any Transferred Employee after the Closing.

     Section 5.8 Supplemental Disclosure. If any event or matter arises or comes to the attention of Seller or Parent after the date of this Agreement which, if existing or occurring or known to Seller or Parent at the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct any information in the Schedules which has been rendered inaccurate thereby in any material respect, then Seller shall promptly supplement or amend and deliver to Buyer the Schedules which it has delivered pursuant to this Agreement, and Buyer shall have the right, within five business days of receipt by Buyer of such supplement or amendment, to terminate the Agreement pursuant to Section 7.1(e).

     Section 5.9 Investigation by Buyer. Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of Seller and acknowledges that Seller has provided Buyer with access to its personnel, properties, premises and records for this purpose. In entering into this

Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer (a) acknowledges that neither Seller nor any of its respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives, and (b) agrees, to the fullest extent permitted by law, that neither Seller nor any of its respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives (or any omissions therefrom), except as and only to the extent expressly set forth herein with respect to the representations and warranties of Seller in Article III and subject to the limitations and restrictions contained herein. Buyer's sole rights and remedies relative to transactions contemplated herein are limited to those set forth herein.

     Section 5.10 Additional Actions. Following the Closing, Buyer, Parent and Seller agree to take such actions with regard to Seller as are specified on
Schedule 5.10.

     Section 5.11 Parent Guarantee. Parent hereby unconditionally and irrevocably guarantees to Buyer the full payment and performance of all of the obligations of Seller (and each Seller individually) under this Agreement, including without limitation under Article IX hereof.

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

     Section 6.1 Conditions to Each Party's Obligation. The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) No statute, rule or regulation shall have been enacted, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated hereby;

     (b) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

     (c) Any waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

     (d) All consents, authorizations, waivers and approvals of any governmental authority or other regulatory body or from parties to contracts or other agreements to which Seller is a party as may be required to be obtained in connection with the performance of this

Agreement, the failure to obtain which would prevent the consummation of the transactions contemplated hereby or have a Seller Material Adverse Effect, shall have been obtained; or

     (e) The transactions contemplated by that Stock Purchase Agreement, dated the date hereof, between Buyer, Seller, UPS Truck Leasing, Inc. and Rollins Leasing Corp. shall have been consummated simultaneously with the Closing.

     Section 6.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

     (a) The representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations and warranties which are as of a specific date;

     (b) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

     (c) Buyer shall have delivered to Seller or its Affiliates those items set forth in Section 1.12 hereof;

     (d) Buyer or its Affiliate shall have executed and delivered a staffing services agreement in the form of Exhibit 6.2(d) hereto (the "Staffing Services Agreement"); and

     (e) Buyer or its Affiliate shall have executed and delivered a transition services agreement ("the Transition Agreement") in form and substance reasonably satisfactory to Buyer and Seller.

     Section 6.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

     (a) The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations and warranties which are as of a specific date;

     (b) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

     (c) Seller shall have delivered to Buyer those items set forth in Section
1.11 hereof;

     (d) Seller or its Affiliate shall have executed and delivered the Staffing Services Agreement; and

     (e) Seller or its Affiliate shall have executed and delivered the Transition Agreement.

                                   ARTICLE VII

                                   TERMINATION

     Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

     (a) at any time, by mutual written consent of Seller and Buyer;

     (b) by either party if the transactions contemplated hereby shall have been permanently enjoined by a court of competent jurisdiction, provided that no party hereto who brought or is affiliated with the party who brought the action seeking the permanent enjoinment of the transactions contemplated hereby may seek termination of this Agreement pursuant to this Section 7.1(b);

     (c) by Buyer if (i) any of the conditions set forth in Sections 6.1 or 6.3 shall have become incapable of fulfillment and shall not have been waived by Buyer or (ii) Seller shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within twenty (20) days after written notice of such breach to Seller from Buyer, such breach shall not have been cured in all material respects or waived by Buyer, or Seller shall not have provided reasonable assurance to Buyer that such breach will be cured in all material respects on or before the Closing Date; or

     (d) by Seller if (i) any of the conditions set forth in Sections 6.1 or 6.2 shall have become incapable of fulfillment and shall not have been waived by Seller or (ii) Buyer shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within twenty (20) days after written notice of such breach to Buyer from Seller, such breach shall not have been cured in all material respects or waived by Seller or Buyer shall not have provided reasonable assurance to Seller that such breach will be cured in all material respects on or before the Closing Date;

     (e) by Buyer, within five (5) days following receipt of any supplement or amendment to the Schedules, by written notice to Seller if the matter which gives rise to such supplement or amendment individually, or together with any other such matters, in the aggregate has caused any of the representations and warranties of Seller set forth in Article III (without giving effect to such supplement or amendment) to be inaccurate in any material respect; or

     (f) by Buyer or Seller, at any time on or after February 1, 2000, if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to have occurred on or before such date.

     Section 7.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by Seller, on the one hand, or Buyer, on the other hand, so terminating to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Seller, or Buyer. If this Agreement is terminated pursuant to Section 7.1 hereof:

     (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same or, upon prior written notice to such party, shall destroy all such documents, work papers and other materials and deliver notice to the parties seeking destruction of such documents that such destruction has been completed, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 5.2(b) hereof;

     (b) all filings, applications and other submissions made pursuant hereto shall, at the option of Seller, and to the extent practicable, be withdrawn from the agency or other Person to which made; and

     (c) there shall be no liability or obligation hereunder on the part of Seller or Buyer or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, except that Seller or Buyer, as the case may be, shall have liability to the other party if the basis of termination is a willful, material breach by Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section in Section 10.1 hereof and in the Confidentiality Agreement and the non-compete obligations of the Alliance Agreement shall survive any such termination.

                                  ARTICLE VIII

                           SURVIVAL OF REPRESENTATIONS

     Section 8.1 Survival of Representations, Warranties and Agreements. The representations and warranties of Seller and Buyer made in Articles III and IV hereof, respectively, shall not survive the Closing and, except as provided in
Section 7.2(c) hereof, shall not survive any termination of this Agreement; provided that any covenant or agreement of any party contained herein which by its terms shall survive the Closing shall survive until fully performed, and provided, further, that this Section 8.1 is not intended in any way to limit any covenant or agreement of the parties which contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Section 5.7 hereof.

                                   ARTICLE IX

                                 INDEMNIFICATION

     Section 9.1 Indemnification Obligations of Seller. Seller shall defend and hold harmless Buyer and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to the (i) Excluded Liabilities and (ii) any accounts receivable of Seller reflected in the Closing Date Working Capital that Buyer is unable to collect within 90 days following the Closing Date; provided (A) Buyer has used its reasonable best efforts to collect such receivable, (B) in the event Buyer seeks indemnity under Section 9.1(ii) of this Agreement, Buyer shall assign such receivable and all proceeds thereof to Seller and (C) the indemnification to which Seller is entitled will be limited to the face amount of any uncollected receivables.

     The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Buyer Indemnified Parties described in this Section 9.1 as to which the Buyer Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Buyer Losses."

     Section 9.2 Indemnification Procedure.

     (a) Promptly after receipt by a Buyer Indemnified Party of notice by a third party of threatened or filed claim or of the threatened or actual commencement of any action or proceeding with respect to which such Buyer Indemnified Party may be entitled to receive payment from the other party for any Buyer Losses, such Buyer Indemnified Party shall notify Seller, within 30 days of the notice of threatening or filing of such claim or of the threatened or actual commencement of such action or proceeding; provided, however, that the failure to so notify Seller shall relieve Buyer from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify Seller results in the forfeiture by Seller of rights and defenses otherwise available to Seller with respect to such claim. Seller shall have the right, upon written notice delivered to the Buyer Indemnified Party within 30 days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Buyer Indemnified Party and the payment of the fees and disbursements of such counsel. In any action or proceeding with respect to which indemnification is being sought hereunder, the Buyer Indemnified Party or Seller, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. Seller or the Buyer Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep Seller or the Buyer Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

     (b) The Buyer Indemnified Party may not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of Seller. Seller may not, without the prior written consent of the Buyer Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) simultaneously with the effectiveness of such settlement, compromise or consent, Seller pays in full any obligation imposed on the Buyer Indemnified Party by such settlement, compromise or consent and (ii) such settlement, compromise or consent does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Buyer Indemnified Party or any of the Buyer Indemnified Party's affiliates.

     (c) In the event the Buyer Indemnified Party shall claim a right to payment pursuant to this Agreement not involving a third party claim covered by Section 9.2(a), the Buyer Indemnified shall send written notice of such claim to Seller. Such notice shall specify the basis for such claim. As promptly as possible after the Buyer Indemnified Party has given such notice, such Buyer Indemnified Party and Seller shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, Seller shall pay to the Buyer Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

     Section 9.3 Exclusive Remedies. Following the Closing, neither Buyer nor Seller shall make any claim nor have any remedy against the other party arising out of or relating to the transactions contemplated hereby other than any claim arising out of or related to (a) indemnification pursuant to Section 5.7(b) or
9.1 or (b) a breach of any covenant set forth in this Agreement or any agreement contemplated hereby required to be performed after the Closing.

                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 Fees and Expenses. Except as set forth in this Section 10.1, whether or not the transactions contemplated herein are consummated pursuant hereto, each of Seller and Buyer shall pay all fees and expenses incurred by, or on behalf of, Seller or Buyer, respectively, in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby.

     Section 10.2 Further Assurances. From time to time after the Closing Date, at the reasonable request of the other party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     Section 10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) UPS next day air or document exchange. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

                                 If to Seller, to:

                                 Rollins Leasing Corp.
                                 2200 Concord Pike
                                 One Rollins Plaza
                                 Wilmington, DE 19803
                                 Fax No. (302) 426-3815
                                 Attention: Patrick J. Bagley

                                 with a copy to:

                                 Rollins Leasing Corp.
                                 2200 Concord Pike
                                 One Rollins Plaza
                                 Wilmington, DE 19803
                                 Fax No. (302) 426-3555
                                 Attention: Klaus M. Belohoubek

                                  If to Buyer, to:

                                  United Parcel Service, Inc.
                                  55 Glenlake Parkway
                                  Atlanta, GA 30328
                                  Fax No. (404) 828-6440
                                  Attention:  Legal Department

                                  with a copy to:

                                  King & Spalding
                                  191 Peachtree Street
                                  Atlanta, Georgia 30303-1763
                                  Fax No. (404) 572-5145
                                  Attention: Michael J. Egan III

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmissions, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

     Section 10.4 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

     Section 10.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto.

     Section 10.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and for the benefit of the Employees with respect to the obligations of Buyer under Section 5.7 of this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

     Section 10.7 Interpretation.

     (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     (b) As used in this Agreement, the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     (c) As used in this Agreement, the term "Affiliate" shall mean a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified.

     Section 10.8 Jurisdiction and Consent to Service. Without limiting the jurisdiction or venue of any other court, each of Seller and Buyer (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state or federal courts of Delaware; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

     Section 10.9 Entire Agreement. This Agreement, the Confidentiality Agreement, the Alliance Agreement, the Schedules and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

     Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     Section 10.11 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 10.13 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of Seller and Buyer. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Seller and, with respect to Seller, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

     Section 10.14 Knowledge. "To the Knowledge of Seller" or any similar phrase contained in this Agreement shall mean the actual knowledge of the officers of Seller and Parent. "To the Knowledge of Buyer" or any similar phrase contained in this Agreement shall mean the actual knowledge of the officers of Buyer. Solely for the purposes of this Section 10.14, the officers of Buyer and Seller shall be deemed to have actual knowledge of any written notice previously delivered to Buyer or Seller, respectively.

     Section 10.15 Schedules and Exhibits. The Schedules and all exhibits hereto are hereby incorporated into this Agreement and are hereby made a party hereof as if set out in full in this Agreement.

     Section 10.16 Arbitration.

     (a) Any controversy, claim or question or interpretation arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration in the State of Delaware under the then-effective Commercial Arbitration Rules of the American Arbitration Association as modified by this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. Such arbitration can be initiated by written notice by either party to the other party, which notice shall identify the claimant's selected arbitrator. The party receiving such notice shall identify its arbitrator within five (5) business days following its receipt of such notice. The arbitrator selected by the claimant and the arbitrator selected by the respondent shall, within five (5) business days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third neutral arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in Delaware could order or grant, including, without limitation, specific performance of any obligation created under this agreement, the awarding of punitive damages, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration awards will be in writing and specify the factual and legal basis for the award.

     (b) It is the intent of the parties that any arbitration shall be concluded as quickly as practicable (but, barring extraordinary circumstances, in any event not more than twenty (20) days after the date the third arbitrator is selected). Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use their best efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 10.16 shall not be a basis for challenging the award.

     (c) The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

     (d) Notwithstanding the foregoing, nothing contained herein shall prevent either party from seeking injunctive relief in any court.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                           WORLDWIDE DEDICATED SERVICES, INC.


                           By: /s/ Daniel P. DiMaggio
                               ------------------------
                               Name: Daniel P. DiMaggio
                               Title: Chief Executive Officer and President


                           ROLLINS TRUCK LEASING CORP.



                           By: /s/ Patrick J. Bagley
                               --------------------------
                               Name: Patrick J. Bagley
                               Title: Vice President Finance and Treasurer


                           ROLLINS LOGISTICS, INC.



                           By: /s/ Neil L. Vonnahme
                               --------------------------
                               Name: Neil L. Vonnahme
                               Title: Executive Vice President


                           ROLLINS DEDICATED CARRIAGE
                           SERVICES, INC.



                           By: /s/ Neil L. Vonnahme
                               -----------------------------
                               Name: Neil L. Vonnahme
                               Title: Executive Vice President

                            ROLLINS TRANSPORTATION SYSTEMS, INC.



                            By: /s/ James W. McCaughan
                                ------------------------------
                                Name: James W. McCaughan
                                Title: President